                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                                 AIRGAS, INC.
                ----------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                ----------------------------------------------
                        (Title of Class of Securities)

                                  009363 10 2
                          --------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class). (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 11 pages

CUSIP No.  009363 10 2                 13G                   Page 2 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    McClain Corporation
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ X ]
                                                             (b) [   ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       -0-
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,050,000
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON              -0-
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,050,000
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,050,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 3 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Arthur W. McClain
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ X ]
                                                             (b) [   ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                         112,000
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,050,000
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON                112,000
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,050,000
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,162,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.6%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 4 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Helen S. McClain
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ X ]
                                                             (b) [   ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       -0-
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,050,000
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON              -0-
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,050,000
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,050,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 5 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scott D. McClain
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ X ]
                                                             (b) [   ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                          25,000
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,050,000
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON                 25,000
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,050,000
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,075,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 6 of 11 pages
           -----------                                            --   --

------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kelly W. McClain
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]
                                                             (b) [ ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                           5,260
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,054,400
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON                  5,260
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,054,400
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,059,660
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 7 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Margaret S. McClain
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ X ]
                                                             (b) [   ]
------------------------------------------------------------------------------
3.  SEC USE ONLY

------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                           5,000
                   -----------------------------------------------------------
 NUMBER OF         6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY           3,050,000
  OWNED BY         ___________________________________________________________
    EACH           7.  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON                  5,000
    WITH           ___________________________________________________________
                   8.  SHARED DISPOSITIVE POWER

                       3,050,000
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,055,000
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [   ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

CUSIP No.  009363 10 2                 13G                   Page 8 of 11 pages
           -----------                                            --   --
------------------------------------------------------------------------------


Item 1(a) Name of Issuer
          --------------

          Airgas, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices
          -----------------------------------------------

          Airgas, Inc.
          Radnor Court, Suite 100
          259 Radnor-Chester Road
          Radnor, Pennsylvania 19087-5240


Item 2(a) Name of Person Filing
          ---------------------

        This Schedule 13G is being jointly filed by the McClain Corporation, Arthur W. McClain, Scott D. McClain, Kelly W. McClain, Margaret S. McClain and Helen S. McClain (collectively, the "Reporting Persons").


Item 2(b) Address of Principal Business Office, or, if none, Residence
          ------------------------------------------------------------

          McClain Corporation
          304 West Jackson Street
          Woodstock, Illinois  60098

Item 2(c) Citizenship
          -----------

          With regard to the McClain Corporation: The state of incorporation is Delaware.

          With regard to all other Reporting Persons: United States


Item 2(d) Title of Class of Securities
          ----------------------------

          Common Stock, par value $.01 per share


Item 2(e) CUSIP Number
          -----------

          009363 10 2

                                                             Page 9 of 11 pages
                                                                  --   --


Item 3    Not Applicable

Item 4    Ownership
          ---------

     (a) and (b) McClain Corporation beneficially owned an aggregate of 3,050,000 shares of the issuer's Common Stock, or approximately 4.47% of the shares outstanding as of November 1, 1996.

     (c) Number of shares as to which McClain Corporation has:
          (i)   sole power to vote or direct: 0;
          (ii)  shared power to vote or to direct the vote: 3,050,000;
          (iii) sole power to dispose or direct the disposition of: 0;
          (iv)  shared power to dispose or direct the disposition of: 3,050,000.


Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------
          Not applicable


Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

     No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the issuer's shares which are the subject of this Amendment to Schedule 13G, except that with respect to 9,660 shares beneficially owned by Kelly W. McClain, 4,400 are owned jointly with his spouse.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          -------------------------------------------------------------------

          Not Applicable


Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not Applicable

Item 9    Notice of Dissolution of Group
          ------------------------------
          Not Applicable

                                                             Page 10 of 11 pages
                                                                  --    --

Item 10   Certification
          -------------

          Not Applicable

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 24, 1997
----------------------------------
Date


McClain Corporation


By:/s/ Scott D. McClain
   -------------------------------
         Scott D. McClain, Vice President



  /s/ Arthur W. McClain
   -------------------------------



  /s/Scott D. McClain
   -------------------------------



  /s/ Kelly W. McClain
   -------------------------------



   /s/ Margaret S. McClain
   -------------------------------



   /s/  Helen S. McClain
   -------------------------------

                                                             Page 11 of 11 pages
                                                                  --    --


                                  EXHIBIT "A"

                             Joint Filing Agreement

     The undersigned agree that the foregoing Amendment No. 3 to Schedule 13G, dated February 24, 1997 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(f).

Dated: February 24, 1997

McClain Corporation

By: /s/ Scott D. McClain
    ------------------------------


Scott D. McClain, Vice President
----------------------------------
Name/Title


/s/ Arthur W. McClain
----------------------------------
Arthur W. McClain


/s/ Scott D. McClain
----------------------------------
Scott D. McClain


/s/ Kelly W. McClain
----------------------------------
Kelly W. McClain


/s/ Margaret S. McClain
----------------------------------
Margaret S. McClain


/s/ Helen S. McClain
----------------------------------
Helen S. McClain